Exhibit 99.5
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO AUSTRALIA, CANADA, ITALY AND JAPAN OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF RELEVANT LAWS OR REQUIRE REGISTRATION THEREOF
Notice of a material fact
Saint-Petersburg, Russia, September 30, 2011 — JSC “Polymetal” (LSE, MICEX, RTS: PMTL) (“Polymetal” or the “Company”) announces that Polymetal International Plc, a company incorporated in Jersey, Channel Islands (“Polymetal International”), has made announcements, according to which:
PMTL Holding Limited (“PMTL”), a wholly owned subsidiary of Polymetal International, has made an exchange offer (called the “Institutional Share Swap Facility” or “ISSF”) to acquire up to the entire share capital of the Company, whether in the form of Polymetal’s ordinary shares (the “Polymetal Shares”) or Polymetal’s global depositary receipts (the “Polymetal GDRs”) in exchange for ordinary shares in Polymetal International (the “Shares”).
The ISSF is being made in connection with the intention of Polymetal International, together with certain major shareholders of the Company, to change the corporate structure of Polymetal. Under these proposals, Polymetal International will become the new holding company for the Company. Polymetal International will seek application for admission of its Shares to the premium listing segment of the Official List of the UK Financial Services Authority and to trading on the main market for listed securities of the London Stock Exchange (together, “Admission”). Concurrently with Admission, Polymetal International intends to proceed with an offering of its Shares to institutional investors in the United Kingdom and elsewhere (the “Offering”), which is expected to raise aggregate gross proceeds to Polymetal International of approximately US$500 million. Proceeds from the Offering will be used to provide funding to PMTL to pay the consideration due under the mandatory tender offer which PMTL will be required to make when it closes the ISSF. Any remaining proceeds will be used to repay existing indebtedness of the Company.
Subject to applicable securities laws, the ISSF is being made to eligible existing holders of Polymetal Shares and/or Polymetal GDRs on the following basis:

for each Polymetal Share	:	1 (one) ordinary share of Polymetal International
for each Polymetal GDR	:	1 (one) ordinary share of Polymetal International
At the time of this announcement, five Polymetal shareholders have irrevocably undertaken to PMTL to accept the ISSF in respect of in aggregate of 204,078,979 Polymetal Shares (including shares represented by GDRs), representing approximately 51.1% of the entire share capital of Polymetal and comprising all of their Polymetal Shares and GDRs. In addition, Vitaly Nesis, CEO of Polymetal, and all other members of the Management Board of Polymetal, have irrevocably undertaken to PMTL to accept the ISSF in respect of in aggregate of 3,367,000 shares, representing approximately 0.8% of the entire share capital of Polymetal, and comprising all of their Polymetal Shares. In aggregate, a total of 51.9% of current Polymetal shareholders have irrevocably undertaken to PMTL to accept the ISSF.

The ISSF is open for acceptances from 9 a.m., London time on September 30, 2011, and the deadline for acceptances of the ISSF is noon, London time, on October 21, 2011 (unless PMTL extends the period for accepting the ISSF). The ISSF is conditional on certain matters including Admission. PMTL or Polymetal International Plc expects to announce the level of acceptances of the ISSF on October 24, 2011.
The ISSF has been made to existing holders of Company Shares and/or GDRs outside of the Russian Federation, Australia, Canada, Italy and Japan who, under the laws of their jurisdictions, are permitted to participate in the ISSF in accordance with applicable laws and the terms of the Institutional Share Swap Facility, and to certain existing holders of Company Shares and/or GDRs inside the Russian Federation that are “qualified investors” under Article 51.2 of the Russian Federal Law No. 39-FZ dated 22 April 1996 “On Securities Market”, as amended, or are otherwise permitted to receive foreign securities under Russian law.

Media Contact	Investor Relations Contact
Andrey Abashin	Pavel Danilin
Press-secretary	EVP, Strategic Development
Tel. +7.812.677.4325	Tel. +7.812.313.5964
abashin@polymetal.ru	danilin@polymetal.ru
Neither this announcement, the publication in which it is contained nor any copy of it may be taken, transmitted or distributed, directly or indirectly, in or into the United States of America (including its territories or possessions, any state of the United States of America and the District of Columbia) (“the United States”). Neither this announcement, the publication in which it is contained nor any copy of it may be taken, transmitted or distributed, directly or indirectly, in or into Australia, Canada, Japan or, subject to certain exceptions, the Russian Federation or to any persons in any of those jurisdictions or any other excluded territories. Any failure to comply with this restriction may constitute a violation of United States, Australian, Canadian, Russian or Japanese securities law. The distribution of this document in other jurisdictions may be restricted by law and persons into whose possession this document comes should inform themselves about, and observe, any such restrictions.
This announcement does not constitute or form part of any offer or invitation to sell, or any solicitation of any offer to purchase or subscribe for any shares in Polymetal International or any other securities nor shall it (or any part of it) or the fact of its distribution, form the basis of, or be relied on in connection with, any contract therefore.
In particular, this announcement does not constitute an offer for sale of, or a solicitation to purchase or subscribe for, any securities in the United States, Australia, Canada, Japan, Hong Kong or in any jurisdiction to whom or in which such offer or solicitation is unlawful. No securities of Polymetal International have been, or will be, registered under the US Securities Act of 1933, as amended (the “Securities Act”), and securities of Polymetal International may not be offered or sold in the United States absent registration or an applicable exemption from, or transaction not subject to, the registration requirements of the Securities Act. No securities of Polymetal International have been, or will be, registered under the securities laws of Australia, Canada, Japan or Hong Kong. Subject to certain exceptions, no securities of Polymetal International may be offered or sold in Australia, Canada, Japan or Hong Kong or to, or for the account or benefit of, any national, resident or citizen of Australia, Canada, Japan or Hong Kong. Polymetal International does not intend to conduct a public offer of its shares in the United States, Australia, Canada, Japan or Hong Kong.
This announcement is not for further release, publication or distribution in whole or in part in the Russian Federation except as permitted by Russian law. This announcement and information contained herein do not contain or constitute an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation or to or for the benefit of any Russian person or any person in the Russian Federation, and do not constitute an advertisement of any securities in the Russian Federation and must not be passed on to third parties or otherwise be made publicly available in the Russian Federation. It and information contained in it are not intended to be and must not be publicly distributed in the Russian Federation. The securities of Polymetal International referred to herein have not been and will not be admitted to “placement” and/or “public circulation” in the Russian Federation and may not be offered to any person in the Russian Federation except as permitted by Russian law.
NOTICE FOR US PERSONS
The ISSF is being made for the securities of a foreign company. The ISSF is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements, if any, included in the documents relating to the ISSF have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Company, Polymetal International and PMTL are located in foreign countries, and some or all of their officers and directors may be residents of foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that Polymetal International and PMTL may purchase securities otherwise than under the ISSF, such as in open market or privately negotiated purchases.
FORWARD LOOKING STATEMENTS
Some of the information in these materials may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. You can identify forward looking statements by terms such as “expect”, “believe”, “anticipate”, “estimate”, “intend”, “will”, “could”, “may”, or “might” the negative of such terms or other similar expressions. The Company wishes to caution you that these statements are only predictions and that actual events or results may differ materially. The Company does not intend to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Many factors could cause the actual results to differ materially from those contained in predictions or forward-looking statements of the Company, including, among others, general economic conditions, the competitive environment, risks associated with operating in Russia and Kazakhstan, rapid technological and market change in the industries the Company operates in, as well as many other risks specifically related to the Company and its operations.

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